Exhibit 99.1

Press Release

Nebraska Book Company, Inc. and its affiliated debtors and debtors in possession (collectively, the “Company”) have completed their year-end financial closing process for the fiscal year ended March 31, 2012. Preliminary results indicate that, while revenue was in-line with forecasts, the Company’s EBITDA for the fiscal year ended March 31, 2012 will fall short of forecasts.

The Company initially projected EBITDA of approximately $40 million to $43 million for the fiscal year; the Company currently anticipates that their adjusted EBITDA (after adjusting for approximately $17 million in non-recurring charges related to shut-down costs at approximately 50 unprofitable off-campus stores) will be approximately $39 million over that period.

The Company anticipates the causes of the EBITDA shortfall will have only a minor negative effect on their go-forward business plan, will not materially affect long-term prospects for growth, nor will result in any material modifications to the Company’s plan of reorganization. Notwithstanding the adjusted EBITDA shortfall, growth at the Company’s wholesale rental program is overall exceeding expectations and the Company remains confident in the strength of their business model going forward.

Barry Major, the Company’s Chief Operating Officer and President said, “We are thankfully nearing the end of our restructuring and our go-forward business remains strong. We look forward to emerging from chapter 11 and executing on our business plan.”

The Company has made significant progress towards emerging from chapter 11 over the past several months. The voting deadline for the Company’s Third Amended Joint Plan of Reorganization of Nebraska Book Company, Inc., et al., Pursuant to Chapter 11 of the Bankruptcy Code [Docket No. 1086] (the “Plan”) is May 21, 2012. The Company has scheduled a hearing to request confirmation of the Plan for May 30, 2012.

About Nebraska Book Company

Nebraska Book Company began in 1915 with a single bookstore near the University of Nebraska campus and now operates over 290 stores serving colleges and universities with more than two million students. The Textbook Division serves more than 2,500 bookstores through the annual sale of approximately six million textbooks, and the Complementary Services Division has installed more than 1,600 technology platforms and e-commerce sites. Additional information about Nebraska Book Company can be found at the company’s website: www.nebook.com.

Forward-Looking Statements

This press release contains “forward-looking statements” made by the Company and/or NBC Acquisition (together, the “NBC Companies”) within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding the NBC Companies’ long-term prospects for growth, go-forward business plans, the strength of their business model, ability to implement the restructuring, the size and scope of the restructuring, the effect of the restructuring on the NBC Companies’ balance sheet and amount of debt outstanding, the NBC Companies’ ability to finalize the debtor-in-possession financing, the approval of the Bankruptcy Court of the disclosure statement, growth and profitability of the NBC Companies, the NBC Companies’ ability to continue to operate during the restructuring, and the impact of the restructuring on the NBC Companies’ business. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various factors, risks, and uncertainties that could cause the NBC Companies’ actual results to differ materially from those expressed in these forward-looking statements, including, but not limited to,

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the potential adverse impact of the chapter 11 cases on the NBC Companies’ business, financial condition, or results of operations, including the NBC Companies’ ability to maintain contracts and other customer and vendor relationships that are critical to the NBC Companies’ business and the actions and decisions of the NBC Companies’ creditors and other third parties with interests in the NBC Companies’ chapter 11 proceedings;

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the NBC Companies’ ability to maintain adequate liquidity to fund the NBC Companies’ operations during the chapter 11 cases and to fund a plan of reorganization thereafter, including obtaining sufficient debtor-in-possession and “exit” financing; maintaining normal terms with the NBC Companies’ vendors and service providers during the chapter 11 cases and complying with the covenants and other terms of NBC Companies’ financing agreements;

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the NBC Companies’ ability to obtain court approval with respect to motions in the chapter 11 cases prosecuted from time to time and to develop, prosecute, confirm, and consummate one or more plans of reorganization with respect to the chapter 11 cases and to consummate all of the transactions contemplated by one or more such plans of reorganization or upon which consummation of such plans may be conditioned;

•	goodwill impairment or impairment of identifiable intangibles resulting in a non-cash write down of goodwill or identifiable intangibles; and

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other risks detailed in the NBC Companies’ SEC filings, in particular the NBC Companies’ Annual Report on Form 10-K for the fiscal year ended March 31, 2011, all of which are difficult or impossible to predict accurately and many of which are beyond the NBC Companies’ control.

The risks and uncertainties and the terms of any reorganization plan ultimately confirmed can affect the value of the NBC Companies’ various pre-petition liabilities, common stock and/or other securities. No assurance can be given as to what values, if any, will be ascribed in the bankruptcy cases to each of these constituencies. A plan of reorganization could result in holders of the NBC Companies’ liabilities and/or securities receiving no value for their interests. Because of such possibilities, the value of these liabilities and/or securities is highly speculative. Accordingly, the NBC Companies urge that caution be exercised with respect to existing and future investments in any of these liabilities and/or securities. Investors and other interested parties can obtain information about the NBC Companies’ chapter 11 filing on the Internet at www.nebook.com/info. Court filings and claims information are available at www.kccllc.net/nbc. Caution should be taken not to place undue reliance on the NBC Companies’ forward-looking statements, which represent the NBC Companies’ view only as of the date of this press release, and which the NBC Companies assume no obligation to update.

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